SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ]  Preliminary Proxy Statement                 [ ]  Confidential, For Use of the Commission
                                                      Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Under Rule 14a-12

                                 INTERIORS, INC.
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                (Name of Registrant as Specified in Its Charter)

                             The Broderick Committee
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

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(2)  Aggregate number of securities to which transaction applies:

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(3)  Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials:

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[ ]  Check box if any part of the fee is offset as provided in Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
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     (1) Amount previously paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                             THE BRODERICK COMMITTEE

                                November 22, 2000


Dear Fellow Stockholders:

         Interiors, Inc. is in TROUBLE and we need your help!

         We own and control 2,803,940 shares, or approximately 5.44%, of the outstanding Class A Common Stock (the "Common Stock") of Interiors, Inc.
("Interiors") as of the record date of the upcoming annual meeting of shareholders of Interiors. We have formed a committee for the purpose of expressing to Interiors and its stockholders our grave concern about Interiors' deteriorating financial performance and its alarmingly low stock price. The Broderick Committee consists of Charles R. Broderick III, Carl F. McWilliams, William F. Carroll and Jerry L. Bashore.

         During the past year, the value of Interiors' Common Stock has plummeted from a high of $2.00 per share to its current level of $0.15 per share. That is a loss of over 90% of the value of our shares. Just last month, this poor performance resulted in the Nasdaq SmallCap Market delisting Interiors' Class A Common Stock. While Interiors' Common Stock value plunges and its losses grow, certain members of Interiors' Board of Directors continue to protect and enrich themselves at the expense of the Company.

         We will soon be sending you proxy material and a GOLD proxy card to elect three new members to the Board of Directors of Interiors. PLEASE DO NOT SEND BACK ANY PROXY CARD YOU RECEIVE FROM THE MANAGEMENT OF INTERIORS, EVEN TO VOTE AGAINST THEM. However, if you have already done so, don't worry: you can change your vote by quickly returning the GOLD proxy card you will soon be receiving from us. If you have any questions, please feel free to contact Corporate Investor Communications, Inc., who is assisting us, at a special toll free number (866) 875-6642.

         There are serious problems at Interiors. The reasons we have undertaken this effort to protect the value of our investment include:

         o ANNUAL LOSSES: Did you know that Interiors suffered $26.6 million in losses during the past two fiscal years? As a matter of fact, three of the four current Directors (Max Munn, Roger Lourie and Richard Josephberg) have been on the Board of Directors for five years, and Interiors has suffered a loss in four of those five years.

         o BIG BONUSES: Did you know that the current Board rewarded Max Munn, the Chairman, with a bonus of $113,250, despite Interiors' horrible performance last fiscal year?

         o INTERIORS' CREDIT SUFFERS: Did you know that, because of Interiors' poor performance and questionable Board decisions, Interiors borrowed over $15,000,000 at an incredible 29% interest rate? To make matters worse, the

               Board of Directors allowed Interiors to default on more than $35,000,000 of debt, which will make it even harder to borrow at a reasonable rate in the future.

         o CHAIRMAN'S HISTORY OF FAILED LEADERSHIP: Did you know that our Chairman of the Board, Max Munn, has been CEO or director of four other companies? Two filed bankruptcy and the other two are suffering share price plunges of 99.9% and 94%. UNLESS SOMETHING CHANGES, INTERIORS COULD BE NEXT.

         o PAYMENT TO FAMILY MEMBERS: It pays to be related to Max Munn. Did you know that, according to documents filed with the SEC:

               o As of June 30, 1999, Max Munn's wife owed Interiors $2,550,000, and she doesn't have to pay any interest on it.

               o     Interiors paid Max Munn's father $287,000 over the past two
                     years  for   "consulting   services"  and  an  "arbitration
                     settlement."

               o Max Munn's sister received $500,000 from Interiors in settlement of an employment agreement.

               o Max Munn himself received $741,000 in advances over the past two years. He has not paid back his most recent advance, and the Board forgave all the interest Max Munn owed Interiors on the 1999 advance.

               All of these payments occurred as you, like us, watched the value of our investment in Interiors plunge.

         o ENTRENCHMENT: Did you know that there is an entire class of common stock issued by Interiors to only two people - Max Munn and his wife? Did you know that those select shares get five votes per share while yours only gets one? That is meant to protect entrenched members of the Board of Directors by giving them a large block of guaranteed votes in favor of each Board proposal, even though they are driving Interiors into potential bankruptcy.

         This self-dealing and incompetence must come to an end quickly, before Interiors suffers the same fate as Max Munn's four other companies.

         To address these problems, we are nominating our slate of three new and experienced Directors for election to replace the three long-term directors (Max Munn, Roger Lourie and Richard Josephberg) at the upcoming Annual Meeting of Shareholders scheduled to be held on December 15, 2000. We will be filing with the SEC a definitive proxy statement with respect to our director nominees. We intend to use the proxy materials to solicit proxies from you, our fellow shareholders, to elect Kinsey C. Craichy, Charles M. Egan and Carl F. McWilliams to the Board of Directors of Interiors to join James Bloise, who was elected to the Board in September of this year. Our nominees have significant, distinguished and relevant business experience, as we have set forth in the brief biographies attached to this letter. We need to replace Max Munn, Roger Lourie and Richard Josephberg and let Kinsey, Charles and Carl begin to work immediately with James Bloise on fixing what's wrong with Interiors.

         If elected, our nominees are committed to fulfilling their fiduciary duties as directors of Interiors and they will pursue strategic alternatives for Interiors to enhance shareholder value and the profitability of Interiors. Instead of self-dealing, entrenching, lowering the value of Interiors' Common Stock and accumulating losses for Interiors, our slate of Directors will work hard to turn Interiors around and bring profitability back to Interiors and value back to its Common Stock.

         In addition to the proxy materials you have been receiving from Interiors regarding the upcoming annual meeting, you will also be receiving our proxy materials. We strongly urge you to read our proxy materials carefully. Do not return any proxy you receive from Interiors. PLEASE RETURN ONLY THE GOLD CARD WE WILL BE SENDING YOU SHORTLY. If, however, you have already returned your proxy from Interiors don't worry: you can correct that by quickly returning the proxy we will be sending you. We will give you clear instructions on how to reverse your prior proxy at that time.

         If you want to learn more about our voting group, you can access copies of the Schedule 13D we have filed with the SEC. Our definitive proxy statement will be filed with the SEC shortly. When our proxy materials have been filed with the SEC, you may access copies of them, and the Schedule 13D we filed, at www.sec.gov. You may also call our proxy solicitor, Corporate Investor Communications, Inc., at a special toll free number (866) 875-6642 to get a copy of the preliminary proxy statement filed with the SEC.

         Thank you for your consideration, and we strongly urge you to give us your support in this critically important time in Interiors' history. It's not too late to turn Interiors around and save our COMPANY. however, time is short. when you receive our gold proxy card, please act quickly.

                                                  Sincerely,

                                                  The Broderick Committee

                                                  Charles R. Broderick, III
                                                  Carl F. McWilliams
                                                  William F. Carroll
                                                  Jerry L. Bashore






Attachments:  Proposed New Slate of Directors
              Rule 14a-12(a)(1) Notice

PROPOSED NEW SLATE OF DIRECTORS
-------------------------------

         Kinsey  C.  Craichy:  Mr.  Craichy  has  served as  Chairman  and Chief
Executive Officer of VitalCast.com, Inc. ("VitalCast"), an Internet health company, since June 1999. Mr. Craichy conceived and founded VitalCast, a Web-based and multi-media site dedicated to Integrative and Alternative Medicine in January 1999. From October 1991 to September 1996, Mr. Craichy served as President and Chief Executive Officer of Arzco Medical Systems, Inc., now known as CardioCommand, Inc. ("CardioCommand"), a medical device company, and during this time was responsible for a turnaround of the company. Mr. Craichy also served as Chairman of CardioCommand from October 1991 to December 1998, and continues to serve as a Director of CardioCommand. Since 1987, Mr. Craichy has also been President of KCC International, Inc., a corporate finance and strategic consulting firm. Mr. Craichy has many years of corporate development experience with small to medium sized public and private companies, serving in various capacities as Founder, CEO, Director, investor, strategist and consultant, and currently serves as Chairman of the Tampa Bay Chapter of the Council of Growing Companies, a national CEO organization.

         Charles M. Egan: Mr. Egan is Vice Chairman and Director of Cort Business Services Corporation ("CORT"), a national furniture rental company. He had served as Chairman and Director of CORT from September 1993 until March 2000, having been with CORT since the acquisition of General Furniture Leasing Company in September 1993. Mr. Egan joined General Furniture Leasing Company in 1989 and became its President and Chief Executive Officer in 1992. From 1985 to 1989, Mr. Egan was Executive Vice President of Mohasco Corporation, and was responsible for its furniture manufacturing companies. Mr. Egan was President of CORT from 1980 to 1985. A national company with sales of approximately $350 million, CORT became a part of Berkshire Hathaway, Inc. in the first quarter of 2000.

         Carl F. McWilliams: Mr. McWilliams has served as President of Model Home, an interior merchandising company providing sale and lease packages of model furnishings to builders and developers, since 1995. Mr. McWilliams served as Controller of Model Home from 1983 to 1986, and as Vice President of Model Home from 1986 to 1995. Model Home is a wholly-owned subsidiary of the Company, which acquired Model Home in February 1999. In business since 1980, Model Home realizes sales of approximately $13 million from its operations in the United States, east of the Mississippi River.

Rule 14a-12(a)(1) Notice
------------------------

CHARLES R. BRODERICK III, CARL F. MCWILLIAMS, WILLIAM F. CARROLL AND JERRY BASHORE (THE "BRODERICK COMMITTEE") ARE PARTICIPANTS IN THE SOLICITATION OF
PROXIES FROM SHAREHOLDERS OF INTERIORS, INC. FOR USE AT THE ANNUAL MEETING OF INTERIORS' SHAREHOLDERS TO BE HELD ON FRIDAY, DECEMBER 15, 2000 AT 10:00 A.M. (EASTERN STANDARD TIME) AT INTERIORS, INC.'S CORPORATE OFFICES, 320 WASHINGTON ST., MT VERNON, NEW YORK 10553. INFORMATION CONCERNING THE PARTICIPANTS CAN BE FOUND IN SCHEDULE 13D AND THE RELATED EXHIBITS THAT SUCH PARTICIPANTS HAVE FILED OR WILL BE FILING WITH THE SECURITIES AND EXCHANGE COMMISSION.

INVESTORS AND SHAREHOLDERS ARE ADVISED TO READ THE BRODERICK COMMITTEE'S DEFINITIVE PROXY STATEMENT TO BE FILED WITH THE COMMISSION, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SHAREHOLDERS MAY OBTAIN A FREE COPY OF THE DEFINITIVE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY THE BRODERICK COMMITTEE WITH THE COMMISSION AT THE COMMISSION'S INTERNET ADDRESS AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT (WHEN AVAILABLE) AND SUCH OTHER DOCUMENTS MAY ALSO BE OBTAINED FREE FROM THE BRODERICK COMMITTEE BY DIRECTING SUCH REQUEST TO THE BRODERICK COMMITTEE'S PROXY SOLICITOR, CORPORATE INVESTOR COMMUNICATIONS, AT A SPECIAL TOLL FREE NUMBER (866) 875-6642.